Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Fantex, Inc. of our report dated March 27, 2015, relating to the Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014, for the years ended December 31, 2014 and 2013 appearing in the Annual Report on Form 10-K of Fantex, Inc. for the year ended December 31, 2014, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements)  and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA

November 24, 2015